SUPPLEMENT DATED July 30, 2024 TO THE PROSPECTUS OF

AIP Alternative Lending Fund A, dated January 26, 2024, as amended

Recommencement of Offering. Form N-2 requires that a fund undertakes to, among other things, suspend its offering if its total net asset value drops by more than 10% from the last effective date of its registration statement. The AIP Alternative Lending Fund A (the “Fund”) temporarily suspended its offering (the “Offering”) because of a greater than 10% decline in the Fund’s aggregate net asset value from the effective date of the Prospectus (the net asset value as of July 26, 2024 was $1,556,945,695, as compared to $1,802,302,504 as of January 26, 2024). The decline in net asset value was driven primarily by repurchases of shares in accordance with the Fund’s regularly scheduled tender offer program. The Offering recommenced on July 30, 2024 as of the time of filing this supplement, and investors may continue to submit subscriptions as normal.

For more information about the Fund, or for Shareholder inquiries, call toll-free (888) 322-4675.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE.